Exhibit 10.4

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made effective as of August 6, 2013 (the “Effective Date”), by and between Todd A. Reppert (“Mr. Reppert”), Main Street Capital Corporation, a Maryland corporation (the “Company”), and Main Street Capital Partners, LLC, a Delaware limited liability company (“MSCP” and, together with the Company, “Main Street”).

The Company, MSCP and Mr. Reppert (each a “Party” and collectively, the “Parties” to this Agreement), intending to be legally bound, agree as follows:

Recitals:

WHEREAS, simultaneous to entering into this Agreement, Mr. Reppert retired, effective immediately, as a member of the board of directors and as Executive Vice Chairman of the Company; and

WHEREAS, Main Street desires to continue to retain Mr. Reppert as a non-employee manager and member of the investment committee (“Manager”) of Main Street Mezzanine Management, LLC and Main Street Capital II GP, LLC, the general partners (the “General Partners”) of Main Street Mezzanine Fund, LP and Main Street Capital II, LP, respectively, wholly owned small business investment company subsidiaries (the “SBICs”) of the Company while certain regulatory approvals are sought; and

WHEREAS, MSCP, a wholly owned subsidiary of the Company, is the investment manager of the SBICs.

Agreement:

Services.  Main Street hereby agrees to retain Mr. Reppert and Mr. Reppert hereby accepts such engagement upon the terms and conditions hereinafter set forth.

Duties.  Mr. Reppert shall continue to serve as a Manager to the General Partners of the SBICs on behalf of Main Street and shall fulfill such other duties as are typical, customary and consistent with such role or as are assigned to him from time to time by Main Street.  During the Term (defined below), Mr. Reppert shall devote a reasonable amount of his time and attention to effectively perform his duties hereunder. The relationship between Main Street and Mr. Reppert is that of principal-independent contractor and the activities conducted by the parties pursuant to this Agreement shall not create a partnership, joint venture or employer-employee relationship between them.

Compensation.  In consideration for the services to be rendered by Mr. Reppert hereunder and for all rights and covenants granted herein, MSCP shall pay to Mr. Reppert a fee of $41,666.00 per month of the Term, which fee shall be payable on the last day of each month, prorated for any partial month.  This fee shall be paid in accordance with the customary practices of Main Street and subject to such deductions, if any, as are required by applicable law and regulations.  Mr. Reppert will also be reimbursed for all costs and expenses reasonably incurred by him in accordance with the performance of his duties herein pursuant to Main Street’s normal expense reimbursement policies.

Term.  The engagement of Mr. Reppert hereunder shall commence on the date first set forth above and continue month to month until terminated by any Party in its sole discretion upon 10 days written notice to the other Parties, subject to approval of the U.S. Small Business Administration (the “Term”).

Indemnity Agreement.  For the avoidance of doubt, Mr. Reppert is serving as a Manager of the General Partners at the request of Main Street, and therefore the Indemnity Agreement between the Company and Mr. Reppert dated October 4, 2007 (the “Indemnity Agreement”) shall fully cover his actions in such role, and the term of the Indemnity Agreement shall extend to at least 10 years from the date he no longer serves in such role.

Termination.  Upon termination of the Agreement pursuant to its terms, Mr. Reppert shall be entitled to his unpaid fee, if any, up to the date of such termination.  Except for such payments of unpaid fees and any payments pursuant to the Indemnity Agreement, Mr. Reppert will not be entitled to or eligible to receive any benefits, injunctive or other equitable relief, damages or other payments of any kind under this Agreement.  Subsequent to the termination of this Agreement, Mr. Reppert will also remain reasonably available for periodic consulting on Main Street matters as requested by Main Street for no additional consideration.

Noncompete.  (a) In consideration for (i) Main Street entering into this Agreement and (ii) the Company accelerating the vesting of all of the unvested shares of restricted stock of the Company previously granted to Mr. Reppert, which Mr. Reppert acknowledges constitute good and valuable consideration, Mr. Reppert agrees that, during a 90 day period beginning at the end of the Term (the “Noncompete Period”), he shall not, directly or indirectly, without the prior written consent of the Company:

(i)            refer any investment opportunity that meets Main Street’s or its affiliates investment strategies to any institutional investor, including business development companies, small business investment companies or other institutional funds or investors that would be considered competitive to Main Street’s customary investment activities, but excluding a fund managed by Mr. Reppert and any individual industry or business knowledgeable co-investors, unless the investment opportunity has been previously offered to Main Street for investment and/or co-investment therein and passed on by Main Street for participation; or

(ii)           (A) induce or attempt to induce any employee of Main Street or any of its affiliates to leave their employ; (B) employ, retain or otherwise engage (other than on Main Street’s or any of its affiliates’ behalf) as an employee, independent contractor, consultant or otherwise, any such employee of Main Street or any of its affiliates; or (C) induce or attempt to induce any investor, supplier, lender, consultant or other person or entity to cease doing business with Main Street or any of its affiliates.

(b)  In the event of a breach by Mr. Reppert of this Noncompete section, the terms of such covenant will be extended by the period of the duration of such breach.  Mr. Reppert shall not, at any time during or after the Noncompete Period, disparage Main Street or any affiliate, member, manager, director, officer, employee, independent contractor or agent of Main Street to any person or otherwise interfere with Main Street’s or any of its affiliates’ relationship with any current or potential investor, supplier, lender or consultant of Main Street or any of its affiliates. If Mr. Reppert breaches any of the covenants set forth in this Noncompete section, Main Street will be entitled to (A) damages from Mr. Reppert, as the case may be; (B) obtain injunctive or other equitable relief to restrain any breach or threatened breach and otherwise to specifically enforce the provisions of this Noncompete section, it being agreed that money damages alone are inadequate to compensate Main Street and are an inadequate remedy for such breach;  and (C) any other remedy or remedies available at law or in equity.

Release.  In exchange for the consideration provided and described in the Noncompete section herein and Main Street’s release below, Mr. Reppert and his affiliates, for themselves, their heirs, executors, administrators, successors and assigns, do fully and forever release and discharge Main Street and its affiliates as the parties released, from all actions, lawsuits, grievances, and claims of any nature whatsoever, excluding fraud, willful misconduct or gross negligence of the parties released hereby.  In exchange for the services provided by Mr. Reppert hereunder and his release above, Main Street and its affiliates, for themselves, their heirs, executors, administrators, successors and assigns, do fully and forever release and discharge Mr. Reppert and his affiliates as the parties released, from all actions, lawsuits, grievances, and claims of any nature whatsoever, excluding fraud, willful misconduct or gross negligence of the parties released hereby.  The releases above specifically include, but are not limited to, all claims arising under any federal, state or local fair employment practice laws, workers’ compensation laws, and any other employee relations statute, executive order, law and ordinance, including, but not limited to, Chapter 21 of the Texas Labor Code; the Age Discrimination in Employment Act, Title VII of the Civil Rights Acts of 1964, as amended; the Civil Rights Act of 1991; the Americans With Disabilities Act of 1990, as amended; The Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act, as amended; any state or local human rights law; and any tort or contract cause of action or theory.  Notwithstanding the foregoing, nothing herein shall preclude either party from enforcing the terms of this Agreement or the Indemnity Agreement.

Confidentiality.  Mr. Reppert agrees to protect all confidential and proprietary information of Main Street and its affiliates from unauthorized disclosure or access, and undertakes not to use any such information for any unlawful purpose.

Successors and Assigns.  This Agreement shall be binding upon Main Street and Mr. Reppert and will inure to the benefit of Main Street, its affiliates, successors and assigns.

Waiver.  Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

Governing Law.  This Agreement will be governed by the laws applied by courts of the State of Texas to contracts entered into within that state by parties residing within that state.

Severability.  Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the Parties with respect to the subject matter of this Agreement.  This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date first above written.

/s/ Todd A. Reppert
Todd A. Reppert

COMPANY:

MAIN STREET CAPITAL CORPORATION
a Maryland corporation

By:	/s/ Vincent D. Foster
Name:	Vincent D. Foster
Title:	Chief Executive Officer

MSCP:

MAIN STREET CAPITAL PARTNERS, LLC
a Delaware limited liability company

By:	/s/ Vincent D. Foster
Name:	Vincent D. Foster
Title:	Senior Managing Director

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